Exhibit 99.1

NEWS
RELEASE

2009-03

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
713-688-9600 x135

FRONTIER OIL DECLARES CASH DIVIDEND

HOUSTON, TEXAS, February 27, 2009 – The Board of Directors of Frontier Oil Corporation (NYSE: FTO) declared a regular quarterly cash dividend on the Company’s common stock of $0.06 per share ($0.24 annualized).  The dividend is payable April 16, 2009 to shareholders of record as of the close of business on March 27, 2009.

Frontier operates a 130,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its web site www.frontieroil.com.

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10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411   (713) 688-9600   Fax (713) 688-0616